EXHIBIT 99.1

21st Century Holding Company Reports Second Quarter 2010 Financial Results

LAUDERDALE LAKES, Fla., Aug. 12, 2010 (GLOBE NEWSWIRE) -- 21st Century Holding Company (the "Company") (Nasdaq:TCHC), today reported results for the quarter ended June 30, 2010 (see attached tables).

For the three months ended June 30, 2010, the Company reported a net loss of $2.3 million, or $0.30 per share on 7.95 million average undiluted and diluted shares outstanding, compared with net income of $0.8 million, or $0.10 per share on 8.01 million average undiluted and diluted shares outstanding in the same three-month period last year.

For the six months ended June 30, 2010, the Company reported a net loss of $3.3 million, or $0.42 per share on 7.95 million average undiluted and diluted shares outstanding, compared with net income of $1.1 million, or $0.14 per share on 8.01 million average undiluted and diluted shares in the same six-month period last year.

Mr. Michael H. Braun, the Company's Chief Executive Officer and President, said, "We have been taking a disciplined approach to writing new business in the current unfavorable rate environment. As we head into the second half of 2010, we expect our financial results to reflect the improving environment and the effects of the actions we have taken over the past 12 months. We expect that our reduced reinsurance expenses and our rate increases will yield greater returns from our existing portfolio of policies as well as allow us to more actively write new policies on favorable terms. Demand remains strong in the Florida market, and we are well-positioned to capitalize on the opportunities available."

Gross premiums written decreased $6.0 million, or 17.9%, to $27.6 million for the three months ended June 30, 2010, compared with $33.6 million for the same three-month period last year. Voluntary homeowners' gross written premium decreased $0.09 million, or 0.4%, to $21.6 million for the three months ended June 30, 2010, compared with $21.7 million for the same three-month period last year. The decrease in gross written premiums can be attributed to higher reinsurance costs in the second quarter of 2010 as compared with the second quarter of 2009.

Gross premiums written decreased $7.4 million, or 12.0%, to $54.6 million for the six months ended June 30, 2010, compared with $62.0 million for the same six-month period last year. Voluntary homeowners' gross written premium increased $6.9 million, or 18.3%, to $44.3 million for the six months ended June 30, 2010, compared with $37.4 million for the same six-month period last year.

Unearned premiums increased $4.2 million, or 8.4%, to $55.1 million as of June 30, 2010, compared with $50.9 million as of December 31, 2009.

Net premiums earned decreased $3.4 million, or 23.7%, to $10.9 million for the three months ended June 30, 2010, compared with $14.3 million for the same three-month period last year. Net premiums earned decreased $6.3 million, or 22.2%, to $21.9 million for the six months ended June 30, 2010, compared with $28.2 million for the same six-month period last year.

Total revenues decreased $2.3 million, or 13.2%, to $15.0 million for the three months ended June 30, 2010, compared with $17.3 million for the same three-month period last year. Total revenues decreased 2.2 million, or 6.6%, to $30.8 million for the six months ended June 30, 2010, as compared with $33.0 million for the same six-month period last year.

The Company will hold an investor conference call at 4:30 PM (ET) today, August 12, 2010. The Company's CEO and its CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Prygelski invite interested parties to participate in the conference call. A live webcast of the call will be available online at http://www.21stcenturyholding.com (in the Conference Calls section). Listeners interested in participating in the Q&A session can access the conference call by dialing toll free 866-501-5542. Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company, through its subsidiaries, underwrites homeowners' property and casualty, commercial general liability, commercial residential property, flood, personal automobile, commercial automobile and inland marine insurance in the state of Florida. The Company underwrites general liability coverage as an admitted carrier in the states of Alabama, Georgia, Louisiana and Texas for more than 300 classes of business, including special events. The Company is approved to operate as a surplus lines/non-admitted carrier in the states of Arkansas, California, Georgia, Kentucky, Maryland, Missouri, Nevada, Oklahoma, South Carolina, Tennessee, and Virginia and offering the same general liability products. The Company is licensed and has the facilities to market and underwrite other insurance carriers' lines of business, as well as to process and adjust claims for third party insurance carriers. In addition to insurance services, the Company offers premium finance services to its insureds as well as insureds of certain third party insurance companies.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, the costs of reinsurance and the collectability or reinsurance; the success of the Company's growth and marketing initiatives and introduction of its new product lines, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new regulations adopted in Florida and the other states in which we do business which affect the property and casualty insurance market; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes and/or changes in our capital structure, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us or which is commenced against the Company after the date hereof, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for loss and loss adjustment expense; insurance agents; claims experience; ratings by industry services (a withdrawal or reduction of our rating(s) could limit us from writing or renewing policies and could cause the Company's insurance policies to no longer be acceptable to the secondary marketplace and mortgage lenders); catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care and auto repair costs; and other matters described from time to time by us in our filings with the SEC. Additional risk factors are also set forth in the Company's Form 10-K for the fiscal year ended December 31, 2009, which was filed with the SEC on March 26, 2010. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

21st CENTURY HOLDING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenue:	2010	2009	2010	2009
Gross premiums written	$ 27,597,438	$ 33,601,093	$ 54,618,711	$ 62,032,021
Gross premiums ceded	(20,907,193)	(19,588,159)	(21,825,271)	(19,916,236)

Net premiums written	6,690,245	14,012,934	32,793,440	42,115,785

Increase (decrease) in prepaid reinsurance premiums	6,421,547	10,305,109	(6,639,473)	2,235,663
Increase in unearned premiums	(2,220,965)	(10,053,372)	(4,246,706)	(16,181,929)
Net change in prepaid reinsurance premiums and unearned premiums	4,200,582	251,737	(10,886,179)	(13,946,266)

Net premiums earned	10,890,827	14,264,671	21,907,261	28,169,519
Commission income	557,896	382,994	944,113	620,912
Finance revenue	103,479	91,250	175,766	174,009
Managing general agent fees	438,925	478,140	933,075	908,764
Net investment income	1,010,730	782,439	1,945,338	1,463,391
Net realized investment gains (losses)	1,599,259	68,519	3,824,164	(468,022)
Regulatory assessments recovered	51,315	1,188,274	566,622	1,735,783
Other income	381,373	69,771	518,203	381,829

Total revenue	15,033,804	17,326,058	30,814,542	32,986,185

Expenses:
Loss and loss adjustment expenses	10,195,828	8,973,810	19,260,560	17,846,775
Operating and underwriting expenses	3,012,768	2,505,767	5,729,326	4,458,907
Salaries and wages	2,175,922	1,896,983	4,247,885	3,805,740
Policy acquisition costs, net of amortization	3,035,019	2,915,107	6,494,823	5,659,316

Total expenses	18,419,537	16,291,667	35,732,594	31,770,738

(Loss) income before provision for income tax (benefit) expense	(3,385,733)	1,034,391	(4,918,052)	1,215,447
Provision for income tax (benefit) expense	(1,036,995)	250,137	(1,642,308)	127,973
Net (loss) income	$ (2,348,738)	$ 784,254	$ (3,275,744)	$ 1,087,474
Basic net (loss) income per share	$ (0.30)	$ 0.10	$ (0.42)	$ 0.14
Fully diluted net (loss) income per share	$ (0.30)	$ 0.10	$ (0.42)	$ 0.14

Weighted average number of common shares outstanding	7,946,384	8,013.894	7,946,384	8,013,894

Weighted average number of common shares outstanding (assuming dilution)	7,946,384	8,013,894	7,946,384	8,013,894

Dividends paid per share	$ 0.00	$ 0.06	$ 0.06	$ 0.24

21st CENTURY HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet
	Period Ending
	06/30/10	12/31/09
Total Cash & Investments	$147,793,567	$142,416,020
Total Assets	$196,568,315	$202,889,375
Unpaid Loss and Loss Adjustment Expense	$66,366,093	$70,610,480
Total Liabilities	$134,275,332	$135,447,779
Total Shareholders' Equity	$62,292,983	$67,441,596
Common Stock Outstanding	7,946,384	7,953,384
Book Value Per Share	$7.84	$8.48

Premium Breakout
	3 Months Ending		6 Months Ending
Line of Business	6/30/2010	6/30/2009	6/30/2010	6/30/2009
	(Dollars in thousands)		(Dollars in thousands)
Homeowners'	$22,205	$28,660	$43,304	$51,688
Commercial General Liability	3,240	3,895	6,739	8,418
Federal Flood	1,052	1,018	1,862	1,754
Automobile	1,100	28	2,714	172

Gross Written Premiums	$27,597	$33,601	$54,619	$62,032

Commercial General Liability Written Premium by State
	3 Months Ending		6 Months Ending
State	6/30/2010	6/30/2009	6/30/2010	6/30/2009
	(Dollars in thousands)		(Dollars in thousands)
Alabama	$12	$23	$29	$47
Arkansas	--	1	1	3
California	7	9	8	54
Florida	2,650	3,040	5,558	6,452
Georgia	27	68	49	154
Kentucky	--	1	--	1
Louisiana	298	435	685	1,227
Oklahoma	3	--	4	--
South Carolina	--	2	1	3
Texas	242	314	403	476
Virginia	1	2	1	1

Gross Written Premiums	$3,240	$3,895	$6,739	$8,418

Loss Ratios
	3 Months Ending		6 Months Ending
Line of Business	6/30/2010	6/30/2009	6/30/2010	6/30/2009
Homeowners'	103.34%	65.58%	96.72%	63.89%
Commercial General Liability	58.32%	60.32%	64.05%	63.31%
Automobile	235.77%	(65.35)%	159.03%	18.71%
Fire	16.37%	0.00%	15.69%	0.00%
Inland Marine	54.58%	0.00%	51.49%	0.00%
All Lines	92.62%	62.91%	87.02%	63.35%

The loss ratio is calculated as losses and loss adjustment expense divided by net premiums earned for each line of business in the given measured period.
CONTACT:  21st Century Holding Company
          Peter J. Prygelski, CFO
          (954) 308-1252
          (954) 581-9993